EXHIBIT 10.4

UNITED BANCORP, INC.
STOCK OPTION PLAN
AWARD AGREEMENT

THIS AGREEMENT is made as of the Grant Date set forth below by and between United Bancorp, Inc. (the "Company"), and the undersigned participant ("Participant").

WHEREAS, Participant is a valuable and trusted employee or director of the Company; and

WHEREAS, in consideration of the Participant's valuable contributions to the Company, the Company wishes to grant the Participant an option to purchase shares (the "Shares") of the Company's common stock, no par value per share ("Common Stock"), pursuant to and in accordance with the Company's 2005 Stock Option Plan (the "Plan").

1.	Definitions

Capitalized terms used herein shall have the meanings assigned to them in the Plan, unless the context otherwise requires or unless otherwise defined herein.

2.	Grant of Option

Pursuant and subject to the provisions of the Plan, the Company hereby grants to Participant the right, privilege, and option to purchase the number of its Shares at the exercise price per share set forth below:

Grant Date:

Number of Shares:

Exercise Price Per Share:

3.	Time of Exercise of Option

This Option shall become exercisable in accordance with the following vesting schedule:

Number of Years Elapsed From Date of Grant	Vesting %
1	33%
2	66%
3	100%

The Option may be exercised in whole or in part until the termination thereof pursuant to this Agreement or the provisions of the Plan.

4.	Method of Exercise

The Option shall be exercised by delivery of written notice of exercise to the President of the Company (or his designee) at the Company's principal place of business, and the receipt of an acknowledgement of delivery from the President (or his designee), setting forth the number of Shares with respect to which the Option granted hereunder is to be exercised, accompanied by (a) a certified or cashier's check or (b) Shares, or a surrender of Options for Shares, having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price, or any combination thereof, in full payment of the aggregate exercise price for the number of Shares specified. For purposes of the preceding sentence, the Fair Market Value of an Option for Shares shall be the excess of the aggregate Fair Market Value of the Shares to which the option relates over the exercise price per share, times the number of Shares to which the option relates. As soon as practicable after receipt of the notice of exercise and full payment for the Shares purchased, the Company shall deliver certificates representing such shares, provided that if any law or regulation requires the Company to take any action with respect to the Shares specified in such notice before issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to take such action.

5.	Expiration of Options

Pursuant and subject to the provisions of the Plan, the Option granted hereunder shall expire upon the earlier of:

(a)	The expiration of ten (10) years from the Grant Date; or
(b)	The expiration of one (1) year from the date of Participant's termination of employment with the Company by reason of death or total disability; or
(c)	The expiration of three (3) years from the date of Participant's termination of employment with the Company by reason of retirement after age 65 for an employee, or age 70 for a Director; or
(d)
The expiration of three (3) months from the date of Participant's termination of employment with the Company for a reason other than Participant's retirement after age 65 for an employee or age 70 for a Director, death or disability; or

(e)
The breach by the Participant of his/her obligations under the provisions of the Confidential Information set forth in paragraph 6 of this Agreement or the provisions of the Nonsolicitation of Employees and Customers as set forth in paragraph 7 of this Agreement.

6.	Confidential Information

The Contract’s confidentiality provisions are a material part of the consideration relied upon by UBI in entering into this Contract.  In connection with Employee’s employment with UBI, Employee will have access to information or materials of UBI and/or its subsidiaries that are considered trade secret, confidential and/or proprietary (“Confidential Information”).

(a)	Confidential Information includes but is not limited to information, documents and material:

i.
pertaining to customers; potential customers; accounting; costs; supplier lists; details of any supplier or prospective supplier relationship; client or consultant contracts; supplier contracts; current, former and prospective employees; pricing policy; operational method; marketing plan or strategy; sales, servicing, management or administration; service development or plan; business acquisition plan; any scientific, technical information, idea, discovery, invention, design, process, procedure, formula, pattern or device that is designed or used to give a competitive edge or improvement to UBI and/or its subsidiaries; any computer software in any form and computer software methods and techniques or algorithms of organizing or applying the same; and any specialized equipment, processes and techniques developed to further the business of the UBI and/or its subsidiaries; or

	ii.	pertaining to trade secrets as defined in the Restatement of Torts which the parties accept as an appropriate statement of law; or

iii.
of the type described above which UBI or any of its subsidiaries obtained from another party and which UBI treats as proprietary or designates as confidential, whether or not owned or developed by UBI or any of its subsidiaries.

(b)
Employee shall use Confidential Information only for the benefit of UBI and/or its subsidiaries and not for Employee’s own benefit.  Employee shall not take Confidential Information or related materials upon termination of Employee’s employment.  Employee shall not interfere or attempt to interfere with UBI or its subsidiaries’ access to Confidential Information.  Employee shall not destroy Confidential Information in any form, except as permitted by UBI.

(c)
Confidential Information shall be disclosed and used only by staff members of UBI and/or its subsidiaries who have a need to access it in order to do their jobs, shall be maintained in secure physical locations, and shall not be disclosed to any other company or person except in connection with the business activities of UBI and/or its subsidiaries.

(d)
Confidential Information created by Employee during Employee’s employment with UBI that relates to the business of UBI and its subsidiaries (or prospective business opportunities), or uses by UBI and/or its subsidiaries of Confidential Information created with resources of UBI and/or its subsidiaries (including staff, premises and equipment), belongs to UBI.  The term “Confidential Information” includes copyrightable works of original authorship (including but not limited to reports, analyses, and compilations, business plans, new product plans), ideas, inventions (whether patentable or not), know-how, processes, trademarks and other intellectual property.  All works of original authorship created during Employee’s employment are “works for hire” as that term is used in connection with the U.S. Copyright Act.  Employee hereby assigns to UBI all rights, title and interest in work product, including copyrights, patents, trade secrets, trademarks and know-how

(e)
The confidentiality provisions of this Contract survive termination of the employment relationship with UBI and shall survive for so long a period of time as the Confidential Information is maintained by UBI and/or its subsidiaries as confidential.

7.	Nonsolicitation of Employees and Customers

The Contract’s no solicitation provisions form a material part of the consideration relied upon by UBI in entering into this Contract. These no solicitation provisions apply to Employee regardless of whether Employee is acting on behalf of Employee or a third party.  During the term of Employee’s employment and for a period of one (1) year after Employee’s last day of employment, Employee agrees not to, directly or indirectly:

i.
Induce, influence or solicit any stockholder, director, officer, joint venture, investor, leaser, supplier, customer or any other person with a business relationship with UBI and/or its subsidiaries to discontinue or reduce or modify the extent of its relationship with UBI and/or its affiliates.

Solicit, recruit, encourage, hire, employ or seek to employ, or cause any other business to solicit, recruit, encourage, hire, employ or seek to employ, or otherwise induce or influence any current or former employee of UBI and/or it subsidiaries to reduce, modify or terminate an employment or agency relationship with UBI and/or its subsidiaries unless the employment relationship between the employee and UBIT and/or its subsidiaries has been terminated for a minimum of six (6) months at the time of the solicitation, recruitment or other contact.

8.	Transferability

The option granted hereunder is non-transferable by the Participant, except as may be provided for in the Plan. In the event of death, this Option may be exercised by the beneficiary designated by the Participant on the form provided by the Company for such purpose.

9.	Effect of Death, Disability, Retirement and Early Retirement

This Agreement is subject to the provisions of the Plan with respect to the effect on the Options granted hereunder of the Participant's death, disability, retirement after age 65 for an employee or age 70 for a Director, or early retirement.

10.	Recovery

If the value received by the Participant under this Agreement is later determined to have been based on statements of earnings, revenue, gains or other criteria that are later proven to be materially inaccurate, and this arrangement is determined to be subject to the recovery provisions of Section 111 of Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Participant shall return to the Company the excess of any value received under this Agreement over the value that would have been received based on an accurate determination of such criteria.

Binding Effect; Severability

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and any permitted assigns. In the event any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remainder of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed effective as of the Grant Date.

PARTICIPANT:		UNITED BANCORP, INC.

By:
	Name:	David S. Hickman
	Title:	Chairman of the Board